Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of __________, 20__ (the “Effective Date”), by and between Varsal Tech, Inc., a Delaware corporation (the “Company”), and [Executive Name] (“Executive”). The Company and Executive may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer, and Executive desires to accept such employment, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Employment; Position; Reporting

The Company hereby employs Executive as the Chief Executive Officer of the Company, and Executive hereby accepts such employment. Executive shall report directly to the Board of Directors of the Company (the “Board”). Executive shall have such duties, authority, and responsibilities as are customarily associated with the position of Chief Executive Officer of a public company of similar size and stage of development, together with such other duties as may be reasonably assigned to Executive by the Board from time to time.

Executive shall perform Executive’s duties faithfully, diligently, and to the best of Executive’s ability and shall comply with all lawful policies, procedures, codes of conduct, insider trading policies, disclosure controls, and other rules of the Company applicable to executive officers of a NYSE American-listed public company.

2. Duties and Outside Activities

During the Employment Term, Executive shall devote substantially all of Executive’s business time, attention, skill, and efforts to the business and affairs of the Company and its subsidiaries. Executive shall not engage in any other business, profession, or occupation that would conflict with or materially interfere with the performance of Executive’s duties hereunder.

Notwithstanding the foregoing, Executive may manage personal investments, participate in charitable, civic, educational, and professional activities, and, with the prior written approval of the Board, serve on outside boards, provided that such activities do not materially interfere with Executive’s duties to the Company or create a conflict of interest.

3. Term

The term of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue for an initial term of one (1) year, unless earlier terminated in accordance with Section 10 (the “Initial Term”). Following the Initial Term, this Agreement shall automatically renew for successive one-year terms unless either Party provides written notice of non-renewal at least sixty (60) days before the expiration of the then-current term. The period during which Executive is employed under this Agreement is referred to as the “Employment Term.”

Nothing in this Agreement shall be construed as limiting the right of either Party to terminate Executive’s employment in accordance with Section 10.

4. Base Salary

During the Employment Term, the Company shall pay Executive an annual base salary of $__________ (the “Base Salary”), payable in accordance with the Company’s regular payroll practices and subject to applicable tax withholding and other lawful deductions.

The Base Salary shall be reviewed at least annually by the Board or Compensation Committee of the Board. Any adjustment shall be in the sole discretion of the Board or such committee, provided that the Base Salary may not be reduced except in connection with an across-the-board reduction applicable to similarly situated senior executives or as otherwise agreed by Executive in writing.

5. Annual Cash Bonus

During the Employment Term, Executive shall be eligible to earn an annual cash bonus with a target amount equal to __% of Base Salary (the “Target Bonus”). The actual amount, if any, of each annual bonus shall be determined by the Board or Compensation Committee in its good-faith discretion based on the achievement of Company performance objectives, individual performance objectives, and such other factors as the Board or Compensation Committee may determine.

Unless otherwise determined by the Board or Compensation Committee, Executive must remain employed by the Company through the applicable bonus payment date to be eligible to receive any annual bonus. Any annual bonus shall be paid in cash and shall be subject to applicable tax withholding.

6. No Equity Compensation

Executive acknowledges and agrees that this Agreement does not provide for any grant of stock options, restricted stock, restricted stock units, performance shares, warrants, profits interests, or any other equity or equity-based compensation. Any future equity award, if any, must be separately approved by the Board or Compensation Committee and documented under the Company’s applicable equity incentive plan and award agreement. No such future award is promised or guaranteed by this Agreement.

7. Employee Benefits; Expenses

During the Employment Term, Executive shall be eligible to participate in the employee benefit plans, programs, and arrangements maintained by the Company for its senior executives generally, subject to the terms, conditions, eligibility requirements, and amendment or termination rights applicable to such plans.

The Company shall reimburse Executive for reasonable and documented business expenses incurred in the performance of Executive’s duties, in accordance with the Company’s expense reimbursement policies as in effect from time to time.

8. Confidential Information; Public Company Policies

Executive shall not, during or after the Employment Term, disclose or use any Confidential Information of the Company except as required in the proper performance of Executive’s duties or as required by applicable law. “Confidential Information” means all non-public information concerning the Company or its subsidiaries, including business plans, financial information, customer and vendor information, technology, intellectual property, trade secrets, strategic plans, capital markets plans, financing discussions, board materials, investor information, and other proprietary or sensitive information.

Executive shall comply with the Company’s insider trading policy, Regulation FD policy, code of business conduct and ethics, disclosure controls and procedures, cybersecurity and data protection policies, and all other policies applicable to executive officers of a NYSE American-listed public company.

9. Company Property; Return of Materials

All documents, records, files, data, notes, devices, equipment, passwords, access credentials, and other Company property, whether in physical or electronic form, shall remain the property of the Company. Upon termination of employment or upon the Company’s request, Executive shall promptly return or deliver to the Company all Company property in Executive’s possession or control and shall not retain copies except as permitted by law or with the Company’s prior written consent.

10. Termination of Employment

(a) Death.

Executive’s employment shall terminate automatically upon Executive’s death.

(b) Disability.

The Company may terminate Executive’s employment if Executive is unable to perform the essential functions of Executive’s position, with or without reasonable accommodation, for a period of one hundred eighty (180) days in any twelve-month period, or if Executive becomes entitled to long-term disability benefits under a Company-sponsored plan.

(c) Termination for Cause.

The Company may terminate Executive’s employment immediately for Cause. For purposes of this Agreement, “Cause” means: (i) Executive’s conviction of, plea of guilty or nolo contendere to, or commission of fraud, embezzlement, theft, or any felony or crime involving moral turpitude; (ii) Executive’s willful misconduct or gross negligence that is materially injurious to the Company; (iii) Executive’s material breach of this Agreement or any written Company policy applicable to executive officers; (iv) Executive’s willful failure to perform Executive’s material duties after written notice and a reasonable opportunity to cure, if curable; (v) Executive’s material violation of securities laws, NYSE American rules, or Company policies relating to disclosure, insider trading, or conflicts of interest; or (vi) conduct that brings or is reasonably likely to bring material reputational harm to the Company.

(d) Termination Without Cause.

The Company may terminate Executive’s employment without Cause at any time upon written notice.

(e) Resignation Without Good Reason.

Executive may resign from employment without Good Reason at any time upon thirty (30) days’ written notice to the Company. The Company may waive all or any portion of such notice period and accelerate the termination date.

(f) Resignation for Good Reason.

Executive may resign for Good Reason if, without Executive’s written consent, there is: (i) a material reduction in Base Salary, other than a reduction applicable to similarly situated senior executives; (ii) a material diminution in Executive’s authority, duties, or responsibilities; (iii) a requirement that Executive relocate Executive’s principal place of employment by more than fifty (50) miles; or (iv) a material breach by the Company of this Agreement. Executive must provide written notice to the Company within ninety (90) days after the event giving rise to Good Reason, allow the Company thirty (30) days to cure, and resign within thirty (30) days after the expiration of the cure period if the Company does not cure.

11. Payments Upon Termination

(a) Accrued Obligations.

Upon any termination of employment, the Company shall pay Executive: (i) accrued but unpaid Base Salary through the termination date; (ii) any unreimbursed business expenses properly incurred before the termination date; and (iii) any other vested amounts or benefits required to be paid under applicable law or the terms of any Company benefit plan (collectively, the “Accrued Obligations”).

(b) Severance for Termination Without Cause or Resignation for Good Reason.

If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then, in addition to the Accrued Obligations and subject to Section 11(c), the Company shall pay Executive cash severance equal to twelve (12) months of Base Salary, payable in substantially equal installments in accordance with the Company’s regular payroll practices over twelve (12) months following the termination date.

The Company shall also pay any annual cash bonus that has been earned and approved by the Board or Compensation Committee for a completed fiscal year but remains unpaid as of the termination date. For clarity, no pro-rated bonus shall be payable unless expressly approved by the Board or Compensation Committee in writing.

(c) Release Condition.

The severance payments described in Section 11(b) shall be conditioned upon Executive’s timely execution and non-revocation of a general release of claims in a form reasonably acceptable to the Company. If Executive does not execute and allow such release to become effective within the time period specified by the Company, Executive shall not be entitled to severance other than the Accrued Obligations.

(d) No Severance Upon Other Terminations.

No severance shall be payable if Executive’s employment terminates due to death, Disability, termination for Cause, resignation without Good Reason, or non-renewal by Executive. If the Company elects not to renew this Agreement and does not otherwise terminate Executive without Cause, Executive shall receive only the Accrued Obligations unless the Board determines otherwise in writing.

12. Restrictive Covenants

During the Employment Term and for twelve (12) months following termination of employment, Executive shall not directly or indirectly solicit for employment any employee or individual independent contractor of the Company or its subsidiaries, or induce any such person to terminate or reduce such person’s relationship with the Company or its subsidiaries.

During the Employment Term and for twelve (12) months following termination of employment, Executive shall not knowingly and materially interfere with the Company’s relationships with customers, vendors, financing sources, strategic partners, or other material business relationships. This Agreement does not include a post-employment non-competition covenant.

13. Indemnification; D&O Insurance

The Company shall indemnify Executive to the fullest extent permitted by Delaware law and the Company’s certificate of incorporation, bylaws, and applicable indemnification policies or agreements. During the Employment Term and for so long thereafter as Executive may be subject to liability by reason of Executive’s service to the Company, the Company shall maintain directors’ and officers’ liability insurance covering Executive on terms no less favorable than those provided to other senior executive officers, subject to the terms and conditions of such policies.

14. Section 409A

The intent of the Parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code, and this Agreement shall be interpreted consistently with that intent. Each installment payment shall be treated as a separate payment for purposes of Section 409A. To the extent required by Section 409A, if Executive is a specified employee, any payment that constitutes deferred compensation and is payable upon separation from service shall be delayed until the first payroll date following the six-month anniversary of Executive’s separation from service, or such earlier date permitted by Section 409A.

15. Taxes and Withholding

All payments under this Agreement shall be subject to applicable federal, state, local, and foreign tax withholding and other deductions required by law. Executive shall be solely responsible for all taxes arising from payments and benefits provided under this Agreement, except for the Company’s required employer withholding and payroll tax obligations.

16. Cooperation

During and after the Employment Term, Executive shall reasonably cooperate with the Company in connection with any investigation, litigation, regulatory inquiry, audit, SEC filing, NYSE American matter, financing, or other business matter relating to Executive’s service with the Company, subject to reasonable scheduling and reimbursement of reasonable out-of-pocket expenses.

17. Notices

All notices under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier, or sent by certified or registered mail, return receipt requested, to the addresses set forth below or to such other address as a Party may designate by notice.

18. Governing Law; Venue

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict-of-law principles. Subject to any mandatory arbitration agreement separately entered into by the Parties, each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Delaware for any action arising out of or relating to this Agreement.

19. Assignment

This Agreement is personal to Executive and may not be assigned by Executive. The Company may assign this Agreement to any successor by merger, consolidation, sale of substantially all assets, or other corporate transaction, provided that such successor assumes the Company’s obligations under this Agreement.

20. Entire Agreement; Amendments

This Agreement constitutes the entire agreement between the Parties concerning Executive’s employment and supersedes all prior and contemporaneous agreements, understandings, and representations concerning such subject matter. This Agreement may be amended only by a written instrument signed by both Parties.

21. Severability

If any provision of this Agreement is held invalid, illegal, or unenforceable, the remaining provisions shall remain in full force and effect, and the invalid, illegal, or unenforceable provision shall be modified to the minimum extent necessary to make it enforceable to the fullest extent permitted by law.

22. Counterparts; Electronic Signatures

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures delivered electronically, including by PDF or electronic signature platform, shall be deemed original signatures for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:	EXECUTIVE:

Varsal Tech Inc.	[Executive Name]

By: ________________________________	Signature: __________________________
Name: ______________________________ Title: _______________________________	Date: _______________________________